 EXHIBIT 99.1

LAZARE KAPLAN INTERNATIONAL INC.

New York, NY – October 8, 2009 – Lazare Kaplan International Inc. (AMEX:LKI) (the “Company”) announced that it has submitted a plan (the “Plan”) to NYSE AMEX LLC (the “Exchange”) on October 7, 2009, which outlines the Company’s plan to regain compliance with the Exchange’s continued listing requirements. The Exchange has not as of yet provided the Company with a time table for its formal response to the Plan, and the Plan’s acceptance is at the discretion of the Exchange. If the Plan is accepted, the Company expects that it will be subject to periodic review by the Exchange to determine whether it is making progress consistent with the Plan.

For further information regarding this matter, the Company refers interested parties to its Forms 8-K filed with the Securities and Exchange Commission as of September 16, 2009, September 29, 2009 and October 8, 2009.

Lazare Kaplan International Inc. sells its diamonds and jewelry products through a worldwide distribution network.  The Company is noted for its ideal cut diamonds, which it markets internationally under the brand name, Lazare Diamonds®.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results.  Those risks include a softening of retailer or consumer acceptance of, or demand for, the Company's products, pricing pressures, adequate supply of rough diamonds, liquidity, and other competitive factors.  These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.  The information contained in this press release is accurate only as of the date issued.  Investors should not assume that the statements made in these documents remain operative at a later time.  Lazare Kaplan International Inc. undertakes no obligation to update any information contained in this news release.